Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

STUDENT LIVING EDUVATION (HOLDINGS) CORPORATION

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, US$0.00005 per share	(1)	Other	0	$0.00	$28,750,000.00	0.0001381	$3,970.37

Total Offering Amounts:							$28,750,000.00		3,970.37
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,970.37

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Offering Note(s)

(1)	Includes (i) [*] shares of Ordinary Shares to be sold by the Registrant, and (ii) an aggregate of [*] ordinary shares being registered by the Resale shareholders.

Such amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and reflects the maximum offering price of securities registered hereunder.